EXPENSE LIMITATION AGREEMENT

This Expense Limitation Agreement ("Expense Limitation Agreement") is made and entered into effective as December 9, 2014  by and between the Starboard Investment Trust, a Delaware statutory trust (the "Trust"), on behalf of its series, the RiskX Funds  (the "Funds"), and FolioMetrix, LLC., an Oregon limited liability company (the "Advisor").

WHEREAS, the Trust is a Delaware statutory trust organized under the Certificate of Trust ("Trust Instrument") and is registered under the Investment Company Act of 1940 as an open end management investment company; and

WHEREAS, each Fund is a series of the Trust; and

WHEREAS, the Funds and the Advisor have entered into an Investment Advisory Agreement dated June 1, 2014 ("Advisory Agreement"), pursuant to which the Advisor provides investment advisory services to the Funds; and

WHEREAS, the Funds and the Advisor have determined that it is appropriate and in the best interests of each Fund and its shareholders to limit the expenses of the Funds, and, therefore, have entered into this Agreement, in order to maintain the Funds' expense ratios within the Operating Expense Limit, as defined below;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.            Expense Limitation.

(a)          Applicable Expense Limit.   Each Fund has set an Operating Expense Limit, outlined below and stated in Appendix A. Applicable Expense shall be defined as the  aggregate  expenses  of every character, including  but  not  limited  to investment advisory fees of the Advisor, fees and expenses, and acquired fund fees and expenses but excluding those expenses and other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred  in the ordinary course of each Fund's business, and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940) incurred by each Fund in any fiscal year. These expenses, except for acquired fund fees and expenses, are typically shown on the financial statements of the Fund(s) and classified as the Fund Operating Expenses.

(b)         Due from Advisor Reimbursement. To the extent that the Fund Operating Expenses exceed the Operating Expense Limit, as defined in Section 1(b) below, such excess amount (the "Excess Amount") shall be the liability of the Advisor. Those expenses incurred on behalf of the Fund and the Advisor, particularly those expenses  advanced  on the Advisor's   behalf for Fund marketing  and distribution, shall also be the liability of the Advisor and payable to the party advancing such   expenses  on the Advisor's  behalf. Marketing  expenses are specifically excluded as being deemed a liability of any party other than the

Advisor. In determining the Fund Operating Expenses, expenses that each Fund would have incurred but did not actually pay because of expense offset or brokerage/services arrangements shall be added to the aggregate expenses so as not to benefit the Advisor.

(c)          Expense Limit Calculation. Each Fund's maximum operating expense limits  in any year shall be calculated as a percentage of the average daily net assets of each Fund. The fee shall be calculated as of the last business day of each month based upon the average daily net assets of each Fund determined in the manner described in the Funds' Prospectus and Statement of Additional Information. For purposes of the Operating Expense Limit, that calculation shall include all the expenses directly charged to the net asset value of each Fund, plus the expenses charged to the underlying investment company investments held by each Fund during the period of calculation.

(d)          Method of Computation.   To determine the Advisor's liability with respect to the Excess Amount, each month each Funds Operating Expenses shall be annualized as of the last day of the month.  If the annualized Fund Operating Expenses for any month exceeds the Operating Expense Limit of a Fund, the Advisor shall first waive or reduce its investment  advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Advisor shall also remit to the Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

(e)          Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Advisor to each Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.          Term and Termination of Agreement.

This Agreement shall continue in effect until January 31,  2015  and shall thereafter continue in effect from year to year for successive one-year periods unless terminated as provided in this paragraph.  This Agreement may be terminated, without payment of any penalty, by: (i) the Trust at any time, so long as such action has been authorized by resolution of a majority of the Trustees who are not party to this Agreement or "interested persons" of the Trust, as defined in the Investment  Company Act of 1940, or by a vote of a majority of the outstanding voting securities of the Trust; and (ii) by the Advisor upon thirty days' prior written notice to the Trust at its principal place of business, such termination to be effective as of the close of business on the last day of the then-current one-year period.  In addition, this Agreement shall terminate with respect to the Funds upon termination of the Advisory Agreement.

3.            Miscellaneous.

(a)          Captions. The captions in this Agreement are included for convenience only and in no other way define or delineate any provisions hereof or otherwise affect their construction or effect.

(b)          Interpretation. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Declaration of Trust or by laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

(c)           Definitions.    Any question  of interpretation of any  term  or  provision  of this Agreement, including but not limited to the investment advisory fee, the computations  of  net  asset  values,  and  the  allocation  of  expenses,  having  a counterpart  in  or  otherwise  derived  from  the  terms   and  provisions  of  the Advisory Agreement or the Investment  Company Act of 1940, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the Investment Company Act of 1940.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

STARBOARD INVESTMENT TRUST
On behalf of RiskX Funds

By:	/s/James H. Speed, Jr.
James H. Speed, Jr., Independent Trustee and Chairman

FolioMetrix, LLC.

By:	/s/D. Jerry Murphey
D. Jerry Murphey, President & CEO

APPENDIX A

OPERATING EXPENSE LIMIT SCHEDULE

Fund	Institutional and	Class P Shares
	Advisor Class Shares Operating Expense Limit (Including Acquired Fund Fees and Expenses)	Operating Expense Limit (Including Acquired Fund Fees and Expenses)
1. Rx Dynamic Growth Fund	1.40%	1.55%
2. Rx Dynamic Total Return Fund	1.30%	1.45%
3· Rx Non Traditional Fund	1.99%	2.14%
4· Rx High Income Fund	1.44%	1.59%
5· Rx Traditional Equity Fund	1.10%	1.25%
6. Rx Traditional Fixed Income Fund	1.10%	1.25%
7· Rx Tactical Rotation Fund	1.45%	1.60%
8. Rx Tax Advantaged Fund	1.26%	1.41%
9· Rx Dividend Income Fund	1.88%	2.03%
10. Rx Premier Managers Fund	1-48%	1.63%
11. Rx Fundamental Growth Fund	1.10%	1.25%